Exhibit 3.1

RHI ENTERTAINMENT, INC.
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
DATED AS OF JUNE 23, 2008

i

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RHI ENTERTAINMENT, INC.
     RHI Entertainment, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), hereby certifies that:
     A. The name of the Corporation is RHI Entertainment, Inc. The Corporation was originally incorporated under the name RHI Entertainment, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 24, 2007.
     B. This Amended and Restated Certificate of Incorporation (this “Certificate”), which amends and restates the Corporation’s original Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).
     C. Pursuant to Section 242, the Certificate was approved by the unanimous written consent of the sole stockholder of the Corporation on June 17, 2008.
     D. The text of the original Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I.
NAME
     The name of the Corporation is RHI Entertainment, Inc.
ARTICLE II.
REGISTERED ADDRESS, AGENT
     The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808 in the County of New Castle and its registered agent at such address is Corporation Service Company.
ARTICLE III.
PURPOSES
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV.
CAPITAL, VOTING, EXCHANGE, CONVERSION
     Section 4.1 Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 137,500,000 shares, which shall be divided into the following classes:
     (a) 125,000,000 shares shall be of a class designated Common Stock, par value $0.01 per share (“Common Stock”); and
     (b) 12,500,000 shares shall be of a class designated Preferred Stock, par value $0.01 per share (“Preferred Stock”).
The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding and the number then reserved for issuance upon the exercise, conversion or exchange of Rights (including, without limitation, Membership Units)) by an amendment to this Certificate approved by the affirmative vote of the holders of a majority of the outstanding Common Stock (and any other class or series of stock entitled to vote with the Common Stock).
     Section 4.2 Voting Power of Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders of the Corporation on which holders of Common Stock are entitled to vote. Except as may otherwise be required by the DGCL, by the provisions of this Certificate or any Preferred Stock Designation, the holders of outstanding shares of Common Stock, and the holders of outstanding shares of each series of Preferred Stock entitled to vote thereon, if any, shall vote as one class with respect to all matters to be voted on by the stockholders of the Corporation, and no separate vote or consent of the holders of shares of Common Stock or the holders of shares of any series of Preferred Stock, if any, shall be required for the approval of any such matter.
     Notwithstanding the foregoing and provided that the subject matter being voted thereon does not impair the rights of any holder of Common Stock, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote exclusively thereon pursuant to this Certificate (including any Preferred Stock Designation).
     Section 4.3 Dividends and Distributions. Subject to the preferences of Preferred Stock, if any, outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in property or shares of stock of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.
     Section 4.4 Mergers, Consolidation, Etc. The Corporation shall not consolidate, merge, combine or consummate any other transaction (in each case other than incident to an exchange or a conversion of Common Stock and/or other securities for Common Stock pursuant to the terms of this Certificate) in which shares of Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction the Membership Units or the shares of Common Stock shall be entitled to be exchanged (subject to proration upon equitable terms in the event of a merger or consolidation upon prorated terms) for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each Membership Unit or share of Common Stock is exchanged or converted and in each case to maintain at all times a one-to-one ratio between the number of Membership Units or other stock, securities, or rights to receive cash and/or any other property owned by the Corporation and the number of outstanding shares of Common Stock or other stock, securities, or rights to receive cash and/or any other property issued by the Corporation.
     Section 4.5 Preferred Stock. The Board is authorized, subject to any limitations prescribed by applicable law, to provide from time to time for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the DGCL (a “Preferred Stock Designation”), to establish the rights, powers and preferences of each such series of Preferred Stock, including the following:
     (a) the number of shares of that series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board, and the distinctive serial designation thereof;
     (b) the voting powers, full or limited, if any, of the shares of that series and the number of votes per share;
     (c) the rights in respect of dividends on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that series and any limitations, restrictions or conditions on the payment of dividends;
     (d) the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that series, which the holders of the shares of that series shall be entitled to receive upon any liquidation, dissolution or winding up of the Corporation;
     (e) the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption or purchase dates), if any, upon which all or any part of the shares of that series may be redeemed or purchased by the Corporation, and any limitations, restrictions or conditions on such redemption or purchase;
     (f) the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that series;
     (g) the terms, if any, upon which the shares of that series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Corporation;

     (h) the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Corporation so long as any shares of that series are outstanding; and
     (i) any other preferences and relative, participating, optional or other rights and limitations not inconsistent with law, this Article IV or any resolution of the Board in accordance with this Article IV.
All shares of any one series of the Preferred Stock shall be alike in all respects. Except to the extent otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, the holders of shares of such series shall have no voting rights except as may be required by the laws of the DGCL. Further, unless otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, no consent or vote of the holders of shares of Preferred Stock or any series thereof shall be required for any amendment to this Certificate that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock of such series, as the case may be, then outstanding). Except as may be provided by the Board in a Preferred Stock Designation or by applicable law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or series shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of Preferred Stock.
     Section 4.6 Liquidation, Dissolution or Winding Up. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any series of Preferred Stock is entitled, the holders of shares of Common Stock of all classes shall share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to its common stockholders. Neither the consolidation or merger of the Corporation with or into any other person or persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.8.
     Section 4.7 Notice. The Corporation shall give written notice thereof to all holders of Membership Units (based on the ledger of ownership of Holdings II) at least 20 days prior to (i) the date on which the Corporation sets a record date for determining rights in connection with a (x) merger, tender offer, reorganization, recapitalization or other change in the capital structure of the Corporation or (y) any dividend or distribution (including in liquidation) and (ii) if no such record date is set, the date of such foregoing event.

ARTICLE V.
BOARD OF DIRECTORS
     Section 5.1 Classification and Election of Directors.
     (a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors (the “Board”). The number of directors, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed by the Bylaws, but shall not be more than seven persons. The directors of the Corporation will be elected by the affirmative vote of the holders of a plurality of the outstanding Common Stock.
     (b) The directors of the Corporation shall be divided as evenly as possible into three classes, designated “Class I”, “Class II” and “Class III.” If the number of directors is not evenly divisible by three, the remaining positions shall be allocated first to Class III and then to Class II. The initial terms of the Class I directors shall expire at the annual meeting of stockholders in 2008; the initial terms of the Class II directors shall expire at the annual meeting of stockholders in 2009; and the initial terms of the Class III directors shall expire at the annual meeting of stockholders in 2010. At each annual meeting of stockholders of the Corporation, the successors of that class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders of the Corporation held in the third year following the year of their election.
     (c) KRH’s right to designate a certain number of Designees for election to the Board and any other rights or obligations with respect to such designation or the failure for such Designee to be elected to the Board shall be determined in accordance with the Director Designation Agreement.
     Section 5.2 Term of Office. A director shall hold office until his or her successor shall be qualified and elected, subject, however, to such director’s earlier death, resignation, retirement or removal from office. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director, except as may be provided for in a Preferred Stock Designation with respect to any additional director elected by the holders of the applicable series of Preferred Stock.
     Section 5.3 Removal. Subject to the rights of the holders of any series of Preferred Stock and the terms of the Director Designation Agreement, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding Common Stock.
     Section 5.4 Notice of Nominations. Advance notice of nominations for the election of directors, other than nominations by the Board or a committee thereof, shall be given to the Corporation in the manner provided in the Bylaws.
     Section 5.5 Newly Created Directorships and Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship resulting from an increase in the number of directors or any other vacancy with respect to the office of a director, however caused, shall be filled only by a majority of the directors then in office (even if less than a quorum) or by a sole remaining director, in each case in accordance with the Director Designation Agreement. Subject to the terms and conditions of the Director Designation Agreement, any director elected by one or more directors to fill a newly created directorship or other vacancy shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor shall have been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
     Section 5.6 Supermajority Vote of Board of Directors for Certain Matters.
     (a) So long as KRH beneficially owns at least 30% of the issued and outstanding Membership Units in Holdings II, approval of at least 75% of the Board of Directors of RHI Inc. then in office will be required before RHI Inc., in its capacity as Manager of Holdings II, may authorize Holdings II or any of its Subsidiaries to take any of the following actions:
(i)	except as provided in the Annual Business Plan, acquire, dispose, lease or license assets by Holdings II or any Subsidiary or enter into any contract or contracts to do the foregoing, in a single transaction or in two or more transactions (related or unrelated) in any consecutive twelve-month period with an aggregate value (as determined in good faith by the Board) exceeding 20% of the fair market value of the business of Holdings II and its Subsidiaries taken together and operating as a going concern (as determined in good faith by the Board);

(ii)	merge, reorganize, recapitalize, reclassify, consolidate, dissolve, liquidate or enter into a similar transaction;

(iii)	incur any funded indebtedness (including the refinancing of any funded indebtedness) or repay before due any funded indebtedness (other than a working capital revolving line of credit) with a fixed term in either case, in a single transaction or in two or more transactions (related or unrelated) in an aggregate amount in excess of $50.0 million per year;

(iv)	authorize, issue, grant or sell additional Membership Units in Holdings II (including, without limitation, pursuant to Section 3.4(d)(ii)) or rights with respect to Membership Units, other than under or pursuant to the Approved Plan;

(v)	enter into, modify or terminate certain contracts not in the ordinary course of business of the type specified in Item 601(b)(10)(i) of Regulation S-K;

(vi)	except as specifically set forth in the LLC Agreement, declare, set aside or pay any redemption of, or dividends with respect to, membership interests, payable in cash, property or otherwise; and

(vii)	approve any actions relating to Holdings II that could reasonably be expected to have a material adverse tax effect on KRH.
     (b) For purposes of calculating the beneficial ownership of Membership Units by KRH with respect to the supermajority vote of RHI Inc.’s Board under this Section 5.6, the following shall apply: (i) shares of Common Stock held by KRH or a Permitted Transferee issued upon an Exchange of Membership Units will be counted, without duplication, as being Membership Units beneficially owned by KRH as if the Membership Units had not been exchanged, so long as KRH or a Permitted Transferee continues to hold such shares of Common Stock; (ii) shares of Common Stock held by KRH or a Permitted Transferee issued as a stock dividend, stock split, recapitalization, anti-dilution adjustment or acquired through a rights offering to shareholders and/or Members, to the extent acquired in respect of shares of Common Stock described in clause (i) above or this clause (ii) shall be counted, without duplication, as being Membership Units beneficially owned by KRH as if such shares of Common Stock were received in an Exchange and KRH or the Permitted Transferee held the unExchanged Membership Units; and (iii) Membership Units in Holdings II held by Permitted Transferees of KRH will be counted as being beneficially owned by KRH.
ARTICLE VI.
NO LIABILITY
     To the fullest extent permitted by the DGCL, as now existing or hereafter amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of his or her fiduciary duty as a director. Any amendment or repeal of this Article VI shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing under this Article VI immediately before the amendment or repeal.
ARTICLE VII.
INDEMNIFICATION
     Section 7.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (and provided for in any contractual relationship), any Person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a director, officer, agent or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Person. The Corporation shall be required to indemnify or make advances to a Person in connection with a Proceeding (or part thereof) initiated by such Person only if the Proceeding (or part thereof) was authorized by the Board.

     Section 7.2 Prepayment of Expenses. The Corporation shall, to the fullest extent not prohibited by law, pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any Proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the Proceeding shall be made only upon receipt of a written undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article VII or otherwise.
     Section 7.3 Claims. If a claim for indemnification or payment of expenses under this Article VII is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.
     Section 7.4 Non-Exclusivity of Rights. The rights conferred on any Person by this Article VII shall not be exclusive of any other rights that such Person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.
     Section 7.5 Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.
     Section 7.6 Indemnification of Other Persons. This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to Persons other than those Persons identified in Section 7.1 when and as authorized by a majority of the entire Board of Directors (without regard to vacancies) or by the action of a committee of the Board or designated officers of the Corporation established by or designated in resolutions approved by a majority of the entire Board of Directors (without regard to vacancies); provided, however, that the payment of expenses incurred by such a Person in advance of the final disposition of the Proceeding shall be made only upon receipt of a written undertaking by such Person to repay all amounts advanced if it should be ultimately determined that such Person is not entitled to be indemnified under this Article VII or otherwise.
ARTICLE VIII.
ACTION BY CONSENT
     Except as provided in any Preferred Stock Designation, after the Corporation first has a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, or its equivalent any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of the stockholders and may not be taken by consent in writing or otherwise.

ARTICLE IX.
STOCKHOLDER MEETINGS
     Except as otherwise required by law or provided in the Bylaws, and subject to the rights of the holders of any class or series of shares issued by the Corporation having a preference over the Common Stock as to dividends or upon liquidation to elect directors in certain circumstances, special meetings of the stockholders of the Corporation may be called only by the Board pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.
ARTICLE X.
ELECTIONS
     Election of directors need not be by written ballot unless so provided in the Bylaws.
ARTICLE XI.
BYLAWS
     Subject to Section 5.2 and to the provisions of the Bylaws, the Board shall have the power to adopt, alter, amend or repeal the Bylaws by vote of not less than a majority of the directors then in office. The holders of shares of Common Stock shall, to the extent such power is at the time conferred on them by applicable law, also have the power to adopt, alter, amend or repeal the Bylaws, but only if such action receives the affirmative vote of the holders of at least 66-2/3 percent of the outstanding Common Stock.
ARTICLE XII.
AMENDMENT OF CERTIFICATE
     Notwithstanding anything to the contrary in this Certificate and in addition to the vote required by the Board as set forth in Section 5.2, the affirmative vote of the holders of at least a majority of the outstanding Common Stock shall be required to amend this Certificate (in any such case including, without limitation, by merger, consolidation, binding share exchange or otherwise).
ARTICLE XIII.
EXISTENCE
     The term of the existence of the Corporation shall be perpetual.

ARTICLE XIV.
CORPORATE OPPORTUNITIES
     The Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, business opportunities that are presented to the Corporation, Holdings II (in its capacity as sole managing member) or one or more of the officers, directors or stockholders (both direct and indirect) of the Corporation and members of Holdings II involving the Corporation’s business of developing, producing and distributing long-form television programming, except as may be offered to an officer of the Corporation in his capacity as an officer of the Corporation, even if the business opportunity is one that the Corporation might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Corporation or any stockholder of the Corporation (or any Affiliate thereof) for breach of any fiduciary or other duty by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation.
ARTICLE XV.
NON-ASSESSABLE
     The capital stock of the Corporation shall not be assessable. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of this Corporation. This Certificate shall not be subject to amendment in this respect.
ARTICLE XVI.
SECTION 203
     The Corporation hereby elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 shall not apply to the Corporation.
ARTICLE XVII.
DEFINITIONS
     For purposes of this Certificate the following terms shall have the meaning set forth below.
     “Affiliate” has the meaning set forth in the LLC Agreement.
     “Annual Business Plan” has the meaning set forth in the LLC Agreement.
     “Approved Plan” has meaning set forth in the LLC Agreement.
     “Beneficial Owner” or “beneficial owner” (including, with correlative meanings, the terms “beneficial ownership” and “beneficially owns”) has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a

Person shall be deemed to have Beneficial Ownership of all Membership Units or shares of Common Stock that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or is exercisable only upon the occurrence of a subsequent condition.
     “Board” has the meaning set forth in Section 5.1(a).
     “Bylaws” means the bylaws of the Corporation, as they may be amended, supplemented or otherwise modified from time to time.
     “Certificate” has the meaning set forth in the introductory paragraph.
     “Change of Control” has the meaning set forth in the LLC Agreement.
     “Common Stock” has the meaning set forth in Section 4.1(a).
     “Corporation” has the meaning set forth in Article I.
     “Designee” has the meaning set forth in the Director Designation Agreement.
     “DGCL” has the meaning set forth in introductory paragraph B.
     “Director Designation Agreement” means the Director Designation Agreement, dated as of June 23, 2008, by and between the Corporation and KRH, as the same may be amended, supplemented or otherwise modified from time to time.
     “Exchange” means the right to exchange Membership Units for shares of common stock and/or cash pursuant to Section 4.3 hereof.
     “Holdings II” means RHI Entertainment Holdings II, LLC, a Delaware limited liability company, or its successor.
     “KRH” means KRH Investments LLC (formerly RHI Entertainment Holdings, LLC), a Delaware limited liability company, and a non-managing member of Holdings II.
     “LLC Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of Holdings II, dated as of June 23, 2008, as it may be amended, supplemented, or otherwise modified from time to time.
     “Manager” has the meaning set forth in the LLC Agreement.
     “Member” means each Person that becomes a member, as contemplated in the LLC Agreement, of Holdings II in accordance with the provisions of the LLC Agreement and has not ceased to be a Member as provided in the LLC Agreement, and each of such Member’s transferees, if applicable.
     “Membership Interest” means a membership interest in Holdings II.
     “Membership Unit” means a Unit having the rights described in the LLC Agreement.

     “Permitted Transferee” has the meaning set forth in the LLC Agreement.
     “Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture or other entity or organization of any nature whatsoever.
     “Preferred Stock” has the meaning set forth in Section 4.1(b).
     “Preferred Stock Designation” has the meaning set forth in Section 4.7.
     “Proceeding” has the meaning set forth in Section 7.1.
     “Rights” means, when used with respect to a specified Person, securities of such Person (which may include equity securities) that (contingently or otherwise) are exercisable, convertible or exchangeable for or into equity securities of such Person (with or without consideration) or that carry any right to subscribe for or acquire equity securities or securities exercisable, convertible or exchangeable for or into equity securities of such Person.
     “Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose capital stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, at the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) is at the time beneficially owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including a joint venture, a general or limited partnership or a limited liability company, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, beneficially own at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing such functions) or act as the general partner or managing member of such other Person.
     “Transfer” (including the terms “Transferred” and “Transferring”) means, with respect to any Person, directly or indirectly, to sell, transfer, give, exchange, bequest, assign, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily (including (i) except as provided in clause (a) below, the direct or indirect Change of Control of KRH or Permitted Transferee (or any direct or indirect holder of equity in KRH or Permitted Transferee), and (ii) upon the foreclosure under any pledge or hypothecation permitted by clause (b) below that results in a change of title), any capital stock or other equity interest of such Person or other assets beneficially owned by such Person. Notwithstanding the foregoing: (a) the Change of Control of KRH’s Ultimate Parent or its stockholders shall not be deemed to be a Transfer hereunder, and (b) a bona fide pledge of Membership Interests or Common Stock by the Corporation or KRH or their Affiliates shall not be deemed to be a Transfer hereunder.
     “Ultimate Parent” means Kelso Interco VII, LLC, KEP VI AIV, LLC, any investment fund managed by Kelso & Company L.P. or any Affiliate of Kelso & Company L.P. or any of their respective subsidiaries or any successors thereto.

     IN WITNESS WHEREOF, RHI Entertainment, Inc. has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

RHI ENTERTAINMENT, INC.
By:	/s/ Henry S. Hoberman
	Name:	Henry S. Hoberman
	Title:	Executive Vice President, General Counsel & Secretary

Signature Page — Amended and Restated Certificate of Incorporation